MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES ACQUISITION

Memphis, TN, June 24, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of Alta Brookwood, an upscale 256-unit apartment community located in the greater Greenville, South Carolina MSA.

The property was developed in 2008 and is strategically located near the Clemson University International Center for Automotive Research, an advanced research and development campus.  Property amenities include a clubhouse with a cyber café, detached garages and a resort-style swimming pool.  The apartment homes boast nine-foot ceilings with crown molding, patios/balconies, walk-in closets and optional sunrooms.

Commenting on the announcement, Al Campbell, EVP and CFO said, “This acquisition fits well with our strategy to invest in Sunbelt markets with economic growth potential. The Greenville market is home to numerous world-class companies and is emerging as a national hub for the automotive and motorsports industry.”

The acquisition was funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 44,174 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.